Exhibit 10.12

AMENDED AND RESTATED

ADVISORY SERVICES AGREEMENT

THIS AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT (this “Agreement”) is made and entered into as of July 24, 2026 (the “Effective Date”), by and between SURF AIR MOBILITY INC., a Delaware corporation (the “Company”), and CARL ALBERT, an individual (“Advisor” and together with the Company, each a “Party” and collectively the “Parties”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company and Advisor are parties to that certain Advisory Services Agreement entered into as of May 19, 2026, but effective as of July 24, 2026 (the “Original Agreement”).

B. The Parties now wish to amend and restate the Original Agreement in accordance with the terms and conditions set forth below.

AGREEMENT

1.
Services. Advisor’s services to the Board of Directors of the Company (the “Board”) hereunder shall be as set forth on Exhibit A attached hereto (the “Advisory Services”).
2.
Term; Termination.
2.1
Term. The term of this Agreement (the “Term”) shall commence on July 24, 2026 (the “Effective Date”), following completion of the Company’s 2026 Annual Meeting of Shareholders, and shall continue for a period of one (1) year, until July 23, 2027 (the “Initial Term”), unless earlier terminated in accordance with Section 2.2 of this Agreement. The Parties may, by mutual written agreement, extend the Term for one (1) additional year (through July 23, 2028) upon the request of the Board, provided such extension is agreed in writing at least thirty (30) days prior to the end of the Initial Term.
2.2
Termination. Either Party may terminate this Agreement at any time, for any reason or no reason, upon thirty (30) days’ prior written notice to the other Party. The Company may terminate this Agreement immediately upon written notice to Advisor if Advisor (i) materially breaches any obligation under this Agreement and fails to cure such breach within fourteen (14) days after written notice thereof; (ii) is convicted of, or pleads guilty or no contest to, a felony or any crime involving fraud, dishonesty, or moral turpitude; or (iii) engages in willful misconduct or gross negligence in connection with the Advisory Services that causes or is reasonably likely to cause material harm to the Company. Upon expiration or termination of this Agreement for any reason Advisor shall promptly return all Company property and Confidential Information in Advisor’s possession. The provisions of Sections 6 and 7 shall survive any expiration or termination of this Agreement.
3.
Compensation.
3.1
Annual Cash Retainer. In consideration of Advisor’s provision of Advisory Services, the Company shall pay to Advisor an annual cash retainer of $110,000 per year during the Term (the “Cash Retainer”). The Cash Retainer will be paid in cash on a quarterly basis, in arrears after the end of each fiscal quarter. The Cash Retainers for the fiscal quarters in which the Effective Date and the end of the Term occur, respectively, will each be paid on a pro-rated basis. Upon any termination of this Agreement prior to the end of the Term, whether by the Company or Advisor, the Cash Retainer shall cease to accrue as of the effective date of termination, and Advisor shall be entitled to receive only the pro-rated portion of the Cash Retainer accrued through such date, with no further cash compensation obligations on the part of the Company.
3.2
Additional Annual Compensation. During the Term, Advisor shall be eligible to receive an annual award that shall, at the election of Advisor made within two (2) business days of such award being granted, be satisfied in shares (which shares may be unregistered) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) in lieu of cash (the “Annual Grant”). The Annual Grant shall have a value of approximately $165,000 per year, and, except as set forth herein, shall be subject to the same terms, conditions, and vesting schedule as equity compensation grants then in effect for non-employee members of the Board. The timing and terms of each Annual Grant (including grant date, vesting terms, and, if Advisor elects Common Stock, the number of shares) shall be determined by the Nominating and Governance Committee of the Board in its discretion, consistent with the Director Compensation Policy then in effect for non-employee Board members and shall be subject to the terms of any applicable award agreement. In the event this Agreement is terminated prior to the end of the Term by either Party for any reason, the portion of any Annual Grant that would otherwise have vested during the remainder of the Term shall vest on a pro-rated basis reflecting the ratio of (i) the number of days Advisor served during the applicable vesting period prior to the effective date of termination to (ii) the total number of days in such vesting period, with any unvested portion beyond such pro-rated amount being forfeited as of the effective date of termination.
3.3
One-Time Award. On the Effective Date, the Company shall grant to Advisor a one-time award in an aggregate cash amount of $791,100.00 (the “One-Time Award”); provided, however, that Advisor may elect before 6:30 am, Pacific time on Monday, July 27, 2026, to receive the One-Time Award in Common Stock (which shares may be unregistered) in lieu of cash, calculated based on the closing price of the Common Stock on the Effective Date for a total of 1,000,000 shares of Common Stock, subject to equitable and proportionate adjustment for stock splits, recapitalization, mergers, spin-offs, extraordinary distributions and similar corporate transactions to preserve the intended economic value of the One-Time Award.
(a)
Vesting of the One-Time Award. Seventy-five percent (75%) of the One-time Award will vest and be payable within thirty (30) days of the Effective Date. The remaining twenty-five percent (25%) of the One-Time Award (the “Vesting Tranche”) will vest and be payable within thirty (30) days thereafter upon the earliest to occur of: (A) July 24, 2027; (B) termination of this Agreement by the Company for convenience pursuant to Section 2; or (C) termination of this Agreement due to Advisor’s death or Disability; provided, however, that if this Agreement is terminated by Advisor for convenience pursuant to Section 2 or is terminated by the Company pursuant to Sections 2.2(i) – (iii) of this Agreement then the Vesting Tranche will be forfeited and will not vest. For purposes of this Agreement, “Disability” means Advisor’s inability, due to physical or mental incapacity, to substantially perform the Advisory Services for a period of ninety (90) consecutive days or one hundred twenty (120) days in any twelve-month period, as determined in good faith by the Board.
3.4
Reimbursement of Business Expenses. Advisor is authorized to incur reasonable expenses in carrying out the Advisory Services under this Agreement and shall be entitled to reimbursement for all reasonable business expenses Advisor incurs during the Term in connection with carrying out the Advisory Services, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. Advisor agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.
4.
Independent Contractor Relationship. Advisor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employee relationship. Advisor shall have no authority to act on behalf of, bind, or obligate the Company or management in any manner, and shall not hold itself out as having such authority. Advisor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Advisor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Advisory Services under this Agreement. No part of Advisor’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Advisor by filing Form 1099‑NEC with the Internal Revenue Service as required by law and/or make such other reports as deemed necessary or appropriate by the Company under applicable laws.
5.
No Conflict of Interest. During the Term, Advisor shall promptly disclose to the Board (through the Chair or the Chair of the Nominating and Corporate Governance Committee) any actual or potential conflict of interest arising during the Term, including any new affiliation, consulting arrangement, or board service with a company that may compete with or have a material business relationship with the Company. Notwithstanding the foregoing, Advisor may continue existing affiliations as set forth in Exhibit B (“Current Affiliations”). The Board shall determine, in its reasonable discretion, whether any new affiliation is consistent with Advisor’s continued engagement under this Agreement
6.
Protective Covenants.
6.1
Confidential Information.
(a)
Advisor shall not disclose or use at any time, during the Term or thereafter, any Confidential Information of which Advisor is or becomes aware, whether or not developed by Advisor, except as directly required by Advisor’s performance of the Advisory Services. Advisor will take reasonable steps to protect Confidential Information from unauthorized disclosure or misuse. If Advisor is required by law or valid legal process to disclose any Confidential Information, Advisor shall provide the Company prompt prior written notice to the extent permitted by law, cooperate with any effort by the Company to seek a protective order, and limit disclosure to what is legally required. Nothing in this Section 6.1 limits Advisor’s rights under applicable law, including as set forth in Section 6.7. Pursuant to the Defend Trade Secrets Act of 2016, Advisor acknowledges that Advisor may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information, including any trade secret, that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal.
(b)
As used in this Agreement, (i) the term “Confidential Information” means any non-public information used, developed, or obtained by the Company or its Affiliates in connection with their businesses, including but not limited to business plans, financial data, pricing, technology, software, customer and personnel information, and trade secrets. Confidential Information will not include any information that has been published (other than a disclosure by Advisor in breach of this Agreement) in a form generally available to the public prior to the date Advisor proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination; (ii) the term “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (iii) the term “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity; and (iv) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have a meaning correlative thereto.
(c)
Without limiting the generality of the foregoing, Advisor acknowledges that, in performing the Advisory Services, Advisor may receive or have access to material non-public information (“MNPI”) regarding the Company. Advisor agrees to comply with all applicable federal and state securities laws, including the restrictions on trading in the Company’s securities while in possession of MNPI, and to comply with the Company’s Insider Trading Policy as in effect from time to time. All communications between Advisor and the Board or Company management shall be subject to the confidentiality obligations set forth in this Section 6.1 and shall be conducted through channels designated by the Board
6.2
Non-Solicitation. During the Term and for a period of one year following the end of the Term, Advisor will not directly or indirectly through any other Person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any of its Affiliates to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way intentionally interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.
6.3
Non-Interference with Customers. During the Term and for a period of one year following the end of the Term, Advisor will not, directly or indirectly through any other Person, use any of the Company’s (or any Affiliate’s) trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its Affiliates to divert their business away from the Company or such Affiliate, and Advisor will not otherwise use the Company’s (or any Affiliate’s) trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any of its Affiliates, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.
6.4
Cooperation. Following Advisor’s last day of providing services to the Company, Advisor shall reasonably cooperate with the Company and its Affiliates in connection with: (a) the transition of Advisor’s duties and responsibilities (or former duties and responsibilities, as the case may be); (b) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company or any of its Affiliates with respect to matters relating to Advisor’s providing services to, or service as a member of the board of directors of, the Company or any of its Affiliates; and (c) any audit of the financial statements of the Company or any of its Affiliates with respect to the period of time when Advisor was providing services to the Company or any of its Affiliate.
6.5
Understanding of Covenants. Advisor acknowledges that, in the course of Advisor’s provision of services to the Company and/or its Affiliates and their predecessors, Advisor has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that Advisor’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Advisor agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of Advisor’s agreement in the preceding paragraph, Advisor (i) represents that Advisor is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that Advisor is fully aware of Advisor’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, and (iv)agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether Advisor is then entitled to receive Termination Payments from the Company. Advisor understands that the Restrictive Covenants may limit Advisor’s ability to provide services in a business similar to the business of the Company and any of its Affiliates, but Advisor nevertheless believes that Advisor has received and will receive sufficient consideration and other benefits as an advisor to the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Advisor’s education, skills and ability), Advisor does not believe would prevent Advisor from otherwise earning a living. Advisor agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Advisor.

6.6
Enforcement. Advisor agrees that Advisor’s services are unique and that Advisor has access to Confidential Information and Work Product. Accordingly, Advisor agrees that a breach by Advisor of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Advisor agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require Advisor to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against Advisor. To the extent the Company seeks monetary damages in excess of such specific performance, injunctive relief, and/or declaratory relief, the Parties agree that any action for such monetary damages shall be taken subject to and in accordance with the arbitration agreement under Section 8.4 of this Agreement. Advisor further agrees that the applicable period of time any Restrictive Covenant is in effect following the Termination Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Advisor is in breach of any Restrictive Covenant following the Termination Date.
6.7
Protected Activities. Nothing in this Agreement, including this Section 6, shall in any way restrict or limit Advisor from filing a complaint or administrative charge, or otherwise reporting possible violations of law or regulation to any governmental agency or entity, including, without limitation, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, or from cooperating with any federal, state, or local administrative agency in the investigation of such charges or reports, or from complying with any legal obligation to testify truthfully and accurately under oath.
7.
Indemnification and D&O. To the extent permitted by the Company’s certificate of incorporation, bylaws, and applicable law, the Company shall indemnify and hold harmless Advisor from and against any claims, liabilities, damages, and expenses (including reasonable attorneys’ fees) arising out of or relating to Advisor’s performance of Advisory Services in good faith pursuant to this Agreement, to the same extent that the Company provides indemnification to its non-employee directors. The Company shall use commercially reasonable efforts to include Advisor under its directors’ and officers’ liability insurance policy during the Term. The indemnification protections under this Section 7 shall be in addition to, and not in limitation of, any rights Advisor may have under that certain Indemnification Agreement dated as of June 28, 2023 (the “Director Indemnification Agreement”), by and between the Company and Advisor.
8.
Miscellaneous.
8.1
Successors and Assigns. Due to the personal nature of the services to be rendered by Advisor, Advisor may not assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, in whole or in part, without the consent of Advisor. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective Parties.
8.2
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by e-mail upon confirmation of receipt by return e-mail; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page hereto or such other address as either Party may specify in writing.
8.3
Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California without reference to rules of conflicts of law.
8.4
Arbitration. Except as provided in Section 6.8 (Protected Activities) and except for claims seeking injunctive or other equitable relief under Section 6.7 (Enforcement), any dispute arising out of or relating to this Agreement or Advisor’s services to the Company shall be resolved by final and binding arbitration before a single arbitrator administered by JAMS in Los Angeles, California, in accordance with the JAMS Arbitration Rules and Procedures then in effect. The arbitrator shall have authority to award any remedy available at law or in equity, except that the arbitrator may not award punitive damages. The Company shall bear all arbitration fees and costs unique to arbitration; each Party shall otherwise bear its own attorneys’ fees and costs, except where an applicable statute provides otherwise. The arbitrator’s award shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. Each Party waives any right to a jury trial with respect to any dispute subject to this Section.
8.5
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
8.6
Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other Party.
8.7
Entire Agreement. This Agreement and the Director Indemnification Agreement constitute the entire agreement between the Parties relating to this subject matter and supersedes all prior and contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Advisory Services and other services undertaken by Advisor for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the Parties in writing.

[Signature page follows.]

Exhibit 10.12

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SURF AIR MOBILITY INC.

By: /s/ Sudhin Shahani

Sudhin Shahani, Director

Address: 12111 Crenshaw Boulevard

Hawthorne, CA 90250 USA

ADVISOR:

/s/ Carl Albert

Carl Albert

Signature Page to CARL ALBERT Advisory SERVICES Agreement

Exhibit 10.12

Exhibit A

Specific Terms

Advisory Services

Advisor shall provide the following advisory services to the Board (collectively, the “Advisory Services”):

•
Attendance at all meetings of the Board of Directors;
•
Consulting and advisory services with respect to strategic initiatives, including new capital raises, mergers and acquisitions, divestitures, major commercial agreements and partnerships, and material negotiations, including attendance at meetings of the Strategic Initiatives Committee when invited by the Committee Chair or the Board;
•
Consultation with the Chair of the Board on matters of governance, board process, board best practices, and the role and responsibilities of the Chair;
•
Consulting with the Chairs of Board Committees and attendance at such Committee meetings as may be requested by the relevant Committee Chair or the Board;
•
Consultation with Sudhin Shahani and Liam Fayed (collectively, the “Founders”), Chief Executive Officer, and other Senior Officers of the Company as may be requested by the Board;
•
Advising on and participating in the recruitment, evaluation, and interviewing of candidates for Senior Officer positions and potential new members of the Board, in each case as requested by the Board or relevant Committee Chair;
•
Special assignments and projects as may be requested from time to time by the Founders or the Board; and
•
Such other advisory services as the Parties may mutually agree in writing from time to time.

Advisor agrees and consents to Advisor being listed as “Chairman Emeritus” in any marketing or investor materials prepared in connection with any marketing initiatives, which listing may include Advisor’s name and biographical information provided by Advisor for such purpose . Such designation shall be honorary and shall not confer any additional authority or obligations on Advisor beyond those set forth in this Agreement.

Exhibit 10.12

EXHIBIT B

Current Affiliations

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